April 24, 2007



VIA EDGAR
---------

Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C.  20549

RE:    Asia Satellite Telecommunications Holdings Limited
       Form 20-F for the fiscal year ended December 31, 2005
       Filed June 19, 2006
       File No. 001-14396

Dear Sir or Madam:

            On behalf of Asia Satellite Telecommunications Holdings Limited (the "Company"), we hereby request an extension of time until May 24, 2007, to respond to the comments of the Staff of the Securities and Exchange Commission received April 24, 2007 concerning the report of the Company referenced above.


                                          Very truly yours,



                                          /s/ Xiaoyu Greg Liu
                                          ------------------------
                                          Xiaoyu Greg Liu
                                          Associate




cc: Catherine Chang, Asia Satellite Telecommunications Holdings Limited John E. Lange, Paul, Weiss, Rifkind, Wharton & Garrison LLP